Exhibit 99.2

The following message was issued on July 27, 2009.

To:	All Employees of Harleysville National Corporation
From:	Paul Geraghty, President and Chief Executive Officer
Via:	Electronic Mail

Good morning,

This is being shared with all employees.

I am very pleased to report that Harleysville National Corporation will be joining forces with First Niagara Financial Group in a transaction that will allow us to continue our focus on serving our customers and our shareholders in an even greater capacity.

I hope I can take a moment to answer some questions you may have about First Niagara and the transaction process we will all be undertaking in the upcoming months.

The acquisition of all of our 84 branches, and our attractive fee-based wealth management divisions, leverages First Niagara’s formidable balance sheet to help us grow in the Philadelphia area, which is something I am excited about. Pending approval by shareholders and regulators, we are expecting this acquisition to close during the first quarter of 2010.

Last month, I communicated to you the fact that we were attempting to move the bank forward by implementing several strategic actions that we had laid out in our capital plan. After careful consideration, we found that the transaction with First Niagara was clearly the best alternative at this time, and a better alternative than raising private equity capital.

Based outside of Buffalo, N.Y., First Niagara is a leading, community-oriented bank led by President and CEO John Koelmel. It trades on the NASDAQ Stock Market under the symbol FNFG. First Niagara Financial Group, Inc., through its wholly-owned subsidiary, First Niagara Bank, has assets of $11.6 billion, deposits of $6.2 billion and 113 branches across upstate New York.

Like us, it is a great community bank that is based in markets that have similar characteristics. First Niagara has recently started expanding into Pennsylvania with its acquisition of 57 National City branches from PNC Bank in the Pittsburgh and Erie areas. With this as a backdrop, the acquisition of Harleysville gives it a growth platform across the entire Commonwealth.

You will find that First Niagara is a well-capitalized, profitable and growing partner. Together, we will have a higher legal lending limit and the ability to support larger customers and larger transactions. As you know, this gives us the opportunity to expand our business model, even as we navigate these challenging economic times.

First Niagara is a strong and stable company. In fact, during the last several months, it has created tremendous value for its shareholders, executed two successful follow-on stock offerings that raised more than $495 million in new capital, and demonstrated its ability to grow. First Niagara’s credit quality is solid and it has avoided significant exposures to troubling areas of the market. Its staff brings best practices that can be shared across our platform to make us all more effective bankers in the years ahead..

As you know, the Philadelphia and Lehigh Valley marketplaces are attractive regions for any financial institution. Thanks to the work of our great employees, our franchise has generated a fantastic reputation for its community focus, and commitment to personalized customer service and attention. This transaction allows First Niagara to deliver a fantastic community banking experience in markets that have similar characteristics to Harleysville’s, along with a growth platform in Pennsylvania that stretches from Philadelphia to Pittsburgh

I want to assure you that First Niagara is entering this market to grow. It has tremendous growth potential, and the prospect of increasing the bank’s current market share is good. For employees, growth means opportunity. Over the past year, First Niagara is very proud to have been one of the few employers in the financial sector – or any industry, for that matter – to add to its workforce. It has generated profits and rewarded employees for their performance.

No decision has been made regarding the status of our office locations, other than the fact that First Niagara is acquiring and maintaining all of our branches. Also to that end, no changes will be taking place for the foreseeable future. As decisions are made final, we will be sure to keep you up to date.

As the acquisition process takes shape, I look forward to introducing you to First Niagara team members and John Koelmel. In the meantime, it is business as usual for us. I urge you to keep doing what you do best, which is providing the highest quality of customer service.

Thank you,

Paul